UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2017

ABV Consulting, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-198567	46-3997344
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Unit 1101-1102, 11th Floor, Railway Plaza, 39 Chatham Road South, Tsim Sha Tsui, Kowloon, Hong Kong

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (852) 3758 2116

Not applicable.

(Former name or former address, if Changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on September 11, 2017, the Board of Directors of ABV Consulting, Inc. (the “Company”) appointed Wai Chi Chan as the Company’s Chief Financial Officer to take over these duties from Wai Lim Wong who will continue to serve as the Company’s sole Director, President and Chief Executive Officer. In addition, the Board appointed Ching Yau Chu as the Company’s Chief Operating Officer.

At this time, we do not have any written employment agreement or other formal compensation agreements with our new officers. Compensation arrangements are the subject of ongoing development and we will make appropriate additional disclosures as they are further developed and formalized.

The following is a brief description of the background on our recently appointed officers.

Wai Chi Chan. Mr. Chan, age 56, has been appointed as the Company’s Chief Financial Officer. He has over 30 years of experience in banking, finance, administration and project management. Prior to joining the Company, Mr. Chan has been the “Head of Finance and Administration” of the Evergreen Group since November 2013 where he is accountable for the areas of accounting, administration and human resources management across companies owned or operated by Evergreen Group. From 1987 to 2009, Mr. Chan had been employed as the “Manager, Standards & Governance” in Standard Chartered Bank, an international financial institution. At Standard Chartered Bank, Mr. Chan’s responsibilities included process standardization, enhancement of operational and reporting capabilities, development and execution of internal control procedures and policies and project management. During his employment at Standard Chartered Bank, Mr. Chan achieved practical and valuable experience in handling various types of international companies and professionals. Mr. Chan received a Bachelor of Science Degree in Finance from the Open University of Hong Kong.

Ching Yau Chu. Mr. Chu (age 60), has been appointed as the Company’s Chief Operating Officer. He has over 39 years of experience in banking and financial and securities business and is fluent in English, Cantonese and Mandarin. Prior to joining the Company, Mr. Chu has been a Group Chief Executive Officer of the Evergreen Group since 2013 responsible for the businesses and management across companies owned or operated by Evergreen Group. From 2011 to 2013, Mr. Chu was a General Manager of Pico Zeman Securities (HK) Limited, a financial products and services company based in Hong Kong where he was responsible for the overall businesses, operations and management of the company. From 2009 to 2011, Mr. Chu was appointed and employed as a Senior Advisor by the Banking Skills Training Consultancy (BTC), Vietnam, an organization sponsored by the World Bank for the emerging growing countries. His responsibility included providing consultancy advice to reorganize the local banking industry’s business strategies, organizational structure, service standards, talent development, organization transformation as well to improve the Vietnam Banking Industry’s capability by building a Vocational Training in Banking, Insurance and Securities in Vietnam. From 1978 to 2009, Mr. Chu completed 31 years of service at Standard Chartered Bank where his last position was Senior Manager, Global Standards and Governance and Talent Development where he had global responsibility for driving learning culture, service standards, strategy policies, talent development across a variety of countries where the Standard Chartered Bank Group operated. Mr. Chu was also appointed by the Hong Kong Government Secretariat Education and Manpower Bureau as a Council Member of the Banking Training Board of Vocational Training Council from 1993 to 1997 that was responsible for improving the Hong Kong banking industry development and capabilities of the banking employees through training and development initiatives. Mr. Chu holds a Master’s Degree in Human Resources and Training and a Master Degree in Business Administration from the Leicester University (UK) and the Chinese University of Hong Kong, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABV Consulting, Inc.

Date: September 15, 2017	By:	/s/ Wai Lim Wong
Wai Lim Wong, Chief Executive Officer